Exhibit 10.6
The securities offered under this stock purchase plan have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States unless registered or an exemption from registration is available.
NORTEL STOCK PURCHASE PLAN
FOR MEMBERS OF THE
SAVINGS AND RETIREMENT PROGRAM, AS AMENDED

SECTION 1
DEFINITIONS
     In this Plan, the following words and expressions shall have the meanings set out below:
     “Average Sale Price” means the volume-weighted average of the actual prices at which Plan Shares are sold under the Plan on the relevant trading day calculated in accordance with Section 9.4.
     “Change in Control” shall have the meaning ascribed to such term in Schedule A hereto or as Nortel may otherwise determine.
     “Committee” means the joint leadership resources committee of Nortel and the Company or such other committee or joint committee as may be designated by the board of directors of Nortel or, if applicable, the Company, from time to time.
     “Company” means Nortel Networks Limited, a Canadian corporation, and its successors and assigns.
     “Continuous Service” means the period of continuous employment of an individual, as determined by the Employer.
     “Custodian Agreement” means any agreement or agreements executed by the Company and any Plan Custodian, as in effect from time to time.
     “Effective Date” with respect to an Eligible Employee means the date the Plan is implemented by the Employer of such Eligible Employee, subject to the satisfaction of all securities, regulatory or other relevant legal requirements in any jurisdiction in which the Plan is to be effective.
     “Eligible Earnings” of a Member means the Member’s base salary as determined by the Member’s Employer in accordance with its regular practices in effect from time to time, including compensation received by the Member during any periods of short-term disability or other paid leaves of absence granted under a program sponsored by an Employer (but excluding long-term disability benefit payments), overtime, and off-shift differential payments, and other compensation as may be designated by the Company from time to time.
     “Eligible Employee” means any regular employee of an Employer who is actively employed on or after the Effective Date and who is subject to a collective bargaining agreement where coverage under this Plan has been established, is not an “Ineligible Individual” and who is a Pension Plan Eligible Employee.
     “Employee Contributions” means amounts contributed by a Member in accordance with Section 4.1 for the purchase of Plan Shares under the Plan.

     “Employer” means the Company or any direct or indirect subsidiary of Nortel or the Company, or any other company which is determined by the joint leadership resources committee of Nortel and the Company to be subject to this Plan and which elects to participate in the Plan.
     “Employer Payments” means, in respect of an Offering Period, the amount calculated by multiplying the Purchase Amount by 0.15.
     “Entry Date” means the first day of each Offering Period.
     “Fair Market Value” means the purchase price of the Plan Shares on the Stock Exchange on the date same are purchased.
     “Ineligible Individual” means an independent contractor or non-payroll worker or any employee of an Employer who is: (i) an employee who has elected to receive a salary and benefit package that does not provide for participation in the Plan, and (ii) an employee who has the option and chooses to participate in any other matching savings/stock plan in lieu of this Plan.
     “Member” means a person who is or was an Eligible Employee, who has elected to participate in the Plan and who makes contributions to the Plan pursuant to Section 4.1 or for whom the Plan Custodian maintains a Member’s Account.
     “Member’s Account” means the account held in the name of each Member by the Plan Custodian recording Plan Shares purchased on behalf of such Member under the Plan and shares purchased on behalf of such Member under another stock purchase plan maintained by an Employer that are transferred to this Plan.
     “Nortel” means Nortel Networks Corporation, a Canadian corporation, and its successors and assigns.
     “Offering Period” means the period beginning on the first day of each calendar quarter and ending on the last day of each calendar quarter.
     “Pension Plan Eligible Employee” means, except as may otherwise be determined by Nortel from time to time, an employee who meets the requirements for participation under the Nortel Networks Limited Savings and Retirement Program, Pension Program II.
     “Plan” means the Nortel Stock Purchase Plan for members of the Savings and Retirement Program, as set forth herein and as it may be amended and in effect from time to time.
     “Plan Custodian” means such trust company or companies and/or other corporations as the Company may from time to time appoint to act as custodian or trustee for purposes of the Plan.
     “Plan Shares” means the 10,000,000 Shares available for purchase under the Plan less the aggregate number of Shares purchased during the term of the Plan under the Nortel Global

Stock Purchase Plan, as Amended and Restated and under the Nortel U.S. Stock Purchase Plan, as Amended and Restated which Shares shall have the same rights and privileges.
     “Purchase Amount” means, in respect of an Offering Period, the amount calculated by dividing the Employee Contributions by 0.85.
     “Shares” means the common shares of Nortel.
     “Stock Exchange” means the Toronto Stock Exchange or, if at the relevant time the Shares are not then actively traded on the Toronto Stock Exchange, such other stock exchange or over-the-counter trading market on which the Shares are actively traded.
SECTION 2
ESTABLISHMENT OF THE PLAN
2.1	Purpose

The Plan has been adopted to facilitate the acquisition and retention of Plan Shares by Eligible Employees of the Company and other Employers.
SECTION 3
PARTICIPATION AND ENROLLMENT
3.1	Participation in the Plan

An Eligible Employee may elect to participate in the Plan by properly completing and filing an enrollment form and such other forms of authorization and designation as may be specified by the Company from time to time. Subject to Section 9.2, in respect of a given Offering Period, the Employee Contributions of an Eligible Employee for such period shall be used for the purchase of Plan Shares only if the Eligible Employee continues his or her employment with an Employer during the three-month period preceding the date on which the Plan Shares are purchased.

3.2	Entry Date

Each Employer shall permit its Eligible Employees to participate in the Plan as of the Entry Date next following the date on which an Eligible Employee timely completes and files their enrollment form as specified in Section 3.1 (which shall be no later than ten calendar days before the applicable Entry Date). An Eligible Employee’s election to participate in the Plan shall remain effective with respect to subsequent Offering Periods unless otherwise modified or revoked in accordance with Sections 4.2 or 4.3.

SECTION 4
CONTRIBUTIONS TO THE PLAN
4.1	Employee Contributions

Subject to Section 5.3, a Member may make Employee Contributions to the Plan through payroll deduction (for each pay period) (or in such other manner as may be specified by the Company) in amounts equal to any whole percentage of Eligible Earnings, subject to a minimum of one percent (1%) and a maximum of ten percent (10%) of Eligible Earnings. Members shall not be permitted to make contributions to the Plan otherwise than as set forth above, except as determined by the Company in its sole discretion.

4.2	Variation of Contribution Levels

Employee Contributions may be varied by a Member as of the beginning of any Offering Period (or such other times as may be specified by the Company), provided the Member notifies the Member’s Employer and/or the Plan Custodian (as may be determined and required by the Employer) in such form and with such advance notice as may be specified by the Company (which shall not be later than ten calendar days before the beginning of such Offering Period).

4.3	Cessation of Contributions

A Member may cease to make Employee Contributions at any time during an Offering Period, provided the Member notifies the Member’s Employer and/or the Plan Custodian (as may be determined and required by the Employer) in such form and with such advance notice as may be specified by the Employer. In such event, payroll deductions will cease as soon as administratively practicable. Such Member may elect to resume contributions to the Plan at the beginning of any subsequent Offering Period, provided the Member provides proper notification in such form and with such advance notice as may be specified by the Company (which shall not be later than ten calendar days before the beginning of such Offering Period). Except in the event that contributions cease due to circumstances set forth in Section 9.2, any Employee Contributions made by such Member prior to the cessation of contributions shall not be returned to the Member, but shall be used to purchase Shares at the end of the Offering Period in accordance with the terms of the Plan.

4.4	Leaves of Absence

Subject to Sections 4.2 and 4.3, a Member shall continue to make Employee Contributions during any leave of absence for which the Member receives Eligible Earnings (including, without limitation, a short-term disability leave). Any Member on a leave of absence who is not receiving Eligible Earnings may not continue participation in the Plan. Any such Member shall not be eligible to resume participation in the Plan until the Offering Period next following such Member’s return from leave of absence. Any Employee Contributions made prior to the date such Member’s participation ceases shall not be returned to the Member, but shall be used to purchase Shares at the end of the Offering Period in accordance with the terms of the Plan.

4.5	Remittance of Employee Contributions and Employer Payments

Each Employer shall arrange for the remittance of all Employee Contributions of Eligible Employees of such Employer and related Employer Payments for an Offering Period to the Plan Custodian at the end of such Offering Period and otherwise within the time specified by the Plan Custodian. Employee Contributions and Employer Payments shall be remitted in such mode as is determined by the Company and the Plan Custodian.
SECTION 5
SHARE PURCHASE
5.1	Purchase of Plan Shares

Purchases of Plan Shares shall be made at Fair Market Value on the last trading day on the Stock Exchange of each Offering Period, or as soon thereafter as administratively practicable. The Plan Share purchases shall be made by the Plan Custodian. The Plan Shares shall be purchased by the Plan Custodian on the Stock Exchange in whole Shares. The purchase of the Plan Shares may be subject to price and delivery terms to which the Plan Custodian agrees, and neither the Company nor the Committee have the authority or power to direct the Plan Custodian with respect to the price or delivery terms upon which Plan Shares are purchased. The purchased Plan Shares will be held in the name of the Plan Custodian. All Plan Shares purchased or received by the Plan Custodian and any fractional amounts shall be allocated to Members’ Accounts in accordance with Section 7.

5.2	Interest Income

Any interest or other income earned on Employee Contributions or Employer Payments prior to the payment for Plan Shares purchased in accordance with this Section 5 shall be applied to meet Plan expenses in accordance with Section 10.5 and shall not be allocated or otherwise payable to any Member’s Account or Member.

5.3	US$25,000 Limit

The maximum number of Plan Shares a Member may purchase for each calendar year shall be such number of Plan Shares as has a Fair Market Value (determined at the time of purchase) equal to US$25,000.

SECTION 6
DIVIDENDS
6.1	Application of Dividends

In the event Nortel pays a dividend to holders of Shares, the net amount of such dividend attributable to Plan Shares allocated to Members’ Accounts shall be applied to purchase additional Plan Shares on the Stock Exchange as soon as practicable after the receipt of such dividend by the Plan Custodian. The net amount of the dividend that is available for the purchase of Plan Shares shall be determined after deducting from the gross amount of the dividend such amount of applicable taxes as are required to be withheld in accordance with applicable laws.
SECTION 7
SHARE ALLOCATION
7.1	Allocation of Plan Shares

Plan Shares acquired with Employee Contributions and Employer Payments made during the Offering Period will be allocated to and held for the benefit of Members in their respective Members’ Accounts. The number of whole and fractional Plan Shares allocated to a Member’s Account for an Offering Period shall equal in respect of each purchase (as necessary) the Purchase Amount divided by the Fair Market Value. Notwithstanding that a record shall be kept of fractional Plan Shares, no fractional Plan Shares shall be purchased or held by the Custodian or otherwise transferred, disposed of or dealt with other than for such record keeping purposes.

7.2	Dividends

All Plan Shares acquired with the net amount of any cash dividends shall be allocated to each Member’s Account pro rata, based upon the ratio (as of the record date for the applicable dividend) of the number of Plan Shares allocated to each such Member’s Account to the total number of Plan Shares allocated to all Members’ Accounts. Share dividends shall be allocated in the same manner based upon the Plan Shares allocated to a Member’s Account as of the record date of such dividend.

7.3	Maintenance of Records

The Plan Custodian will maintain records of the Members’ Accounts held in the name of each Member and all transactions with respect to such Members’ Accounts.

SECTION 8
VESTING OF PLAN SHARES
8.1	Employee Contributions and Employer Payments

Plan Shares purchased under the Plan shall vest in the Member immediately upon the allocation of such Plan Shares by the Plan Custodian to such Member’s Account.
SECTION 9
WITHDRAWAL OF PLAN SHARES
9.1	Voluntary Withdrawals

Subject to the requirements of Sections 9.6 and 9.9, a Member may, on giving notice and instructions to the Plan Custodian in accordance with applicable Plan rules, withdraw all or a portion of the Plan Shares held in the Member’s Account at any time. The Plan Custodian shall complete the withdrawal as soon as is practicable following receipt of such notice and instructions by the Plan Custodian from a Member (or the beneficiary or legal representative of a deceased Member).

9.2	Change in Member Status

A Member’s Plan Shares recorded in the Member’s Account shall be distributed to the Member (or, in the case of the death of the Member, to the beneficiary of the deceased Member designated in the manner specified by the Company or, in the absence of such designation, to such Member’s legal representative), in accordance with the provisions of Section 9.3, following the occurrence of any of the following:
(a)	the retirement or death of the Member; or

(b)	the cessation of active employment of the Member with an Employer in circumstances where the Member is not immediately re-employed by the Employer or another Employer;
and each Member’s active participation in the Plan shall terminate immediately following such occurrence.

Notice of the retirement, death or cessation of active employment of any Member shall be provided to the Plan Custodian by the Employer as soon as practicable following the event. Upon receiving such notice, all Employee Contributions which have not been used to purchase Plan Shares shall be returned to the Member or paid to the Member’s designated beneficiary, without interest; provided, however, that the Plan Custodian may purchase Plan Shares for such Member’s benefit to the extent the return of Employee Contributions is determined by the Company, in its sole discretion, to be administratively impractical. A Member whose participation in the Plan has terminated in accordance with this Section 9.2 may again become eligible to participate in the Plan if, at the time, such Member re-qualifies as an Eligible Employee and re-enrolls in the Plan and otherwise complies with the provisions of this Plan.
In the event a Member dies having designated no beneficiary, distributions hereunder shall be made to such Member’s legal representative, and any such payment shall serve to relieve the Company, Employer, Plan and Committee from any further liability hereunder.

9.3	Payment Options

If a Member elects or is required to make a withdrawal from the Member’s Account(s) under Section 9.1 or Section 9.2, respectively, the Member (or such Member’s beneficiary or legal representative) shall elect:
(a)	to receive a number of whole Plan Shares represented by share certificates (up to the maximum whole number of Plan Shares recorded in such Member’s Account) plus, if the Member elects or is required to withdraw all of the Plan Shares in such Member’s Account, a cash payment equal to the value of any fraction of a Plan Share, if any, recorded in such Member’s Account, after deduction of selling costs; or

(b)	to transfer record ownership of all whole Plan Shares recorded in such Member’s Account to a broker of the Member’s choice plus, if the Member elects or is required to withdraw all of the Plan Shares in such Member’s Account, a cash payment equal to the value of any fraction of a Plan Share, if any, recorded in such Member’s Account, after deduction of selling costs; or

(c)	to have a number of whole Plan Shares (up to the maximum whole number of Plan Shares recorded in such Member’s Account) sold by the Plan Custodian and to receive the net proceeds thereof, together with, if all Plan Shares in such Member’s Account are being withdrawn, a cash payment equal to the value of any fraction of a Plan Share, if any, in such Member’s Account after deduction for selling costs and such amount of applicable taxes as are required to be withheld.
If the Member (or the beneficiary or legal representative of the Member) fails to instruct the Plan Custodian as to the desired method of payment within ninety (90) days following any of the events described in Section 9.2, the Plan Custodian may, in its sole discretion, at any time after such ninety (90) day period, effect such withdrawal by causing the relevant Plan Shares to be sold and remitting the net proceeds to the Member or the beneficiary or legal representative of the Member, as the case may be, to the last known address as shown on the records of the Employer.

9.4	Sale of Plan Shares

The Plan Custodian shall sell that number of whole Plan Shares on the Stock Exchange as soon as is practicable following receipt of instructions by the Plan Custodian from a Member (or the beneficiary or legal representative of a deceased Member). The amount payable to a Member for such sales shall equal the Average Sale Price for the Plan Shares sold on such Member’s behalf, calculated based upon the total Plan Shares sold on the Stock Exchange on behalf of all Plan Members on the relevant trading day. All costs of any sale or transfer of Plan Shares shall be borne by the Member, by either withholding a number of Plan Shares sufficient to cover such costs and expenses, or by deducting such amounts from the proceeds of a sale of Plan Shares under the Plan.
9.5	Cash Payments

To the extent permitted under the applicable law, all cash payments will be made by cheque or wire transfer (at the Eligible Employee’s election) in Canadian Dollars and shall be mailed directly to the Member or such Member’s beneficiary or legal representative at their last known address or sent by wire transfer to a financial institution designated by such Member or such Member’s beneficiary or legal representative.

9.6	Compliance With Applicable Laws and Company Policy

All aspects of the Plan shall be managed in accordance with, and be subject to compliance with and determinations made under, all applicable federal, state, provincial and local law, and corporate policy (to the extent not inconsistent with applicable laws). Plan Shares shall not be offered, purchased, allocated, transferred, delivered or sold under the Plan to the extent such action would constitute a violation of any applicable federal, state, provincial or local securities laws or other law or regulations. Plan Shares may not be offered or sold under the Plan or transferred by any Member unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the Plan Shares is in effect at the relevant time or, in the opinion of legal counsel to the Company, an exemption from the registration requirements of said Act is available with respect to such offer, sale or transfer of Plan Shares and (ii) such offer, sale or transfer of Plan Shares complies with all applicable state securities laws. The inability of Nortel or the Company to obtain any approval, exemption or other clearance from any regulatory body having the jurisdiction or the authority, if any, deemed by Nortel or the Company to be necessary to the lawful offer, purchase, allocation, transfer, delivery or sale of any Plan Shares under the Plan shall relieve Nortel and the Company of any liability in respect of the failure to offer, purchase, allocate, transfer, deliver or sell Plan Shares under the Plan and neither Nortel nor the Company shall be obligated to seek any such approval, exemption or other clearance. As a condition to a Member’s participation in the Plan or of allocation of Plan Shares to a Member’s Account, the Company may require the Member to provide such documentation or other evidence and to make such representations or warranties as it may deem necessary or appropriate to satisfy any qualifications that may be necessary or appropriate, or to comply with, any applicable law or regulation.

9.7	Rights As A Shareholder and Employee

A Member shall have no rights as a shareholder by virtue of the Member’s participation in the Plan until the date of the allocation of Plan Shares to such Member’s Account. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such allocation.

9.8	Legends

Nortel may at any time place legends or other identifying symbols referencing any applicable federal, state, provincial or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing Plan Shares allocated under the Plan. The Member shall, at the request of the Company, promptly present to the Company any and all Share certificates representing Plan Shares acquired pursuant to the Plan in the possession of the Member in order to carry out the provisions of this Section 9.8.

9.9	Holding Periods

The Committee shall have the sole and absolute discretion to impose hold period(s) on Plan Shares restricting, for a specified period of time, a Member’s right to transfer or otherwise dispose of Plan Shares. Any such hold period on Plan Shares may only be imposed by the Company if Eligible Employees have been given notice of the hold period prior to the commencement of the Offering Period for the Plan Shares that will be subject to such hold period.
SECTION 10
ADMINISTRATION
10.1	Administration and Delegation

The Plan shall be administered by the Committee on behalf of the Company, with all references to any Company actions or authority of any kind being effected and administered on the Company’s behalf by the Committee. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to such committee, person or persons as it may determine.

The Committee shall have the full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration of the Plan. The Committee may from time to time, subject to the terms of the Plan, delegate to officers or employees of the Company or to third parties, the whole or any part of the administration of the Plan and shall determine the scope and terms and conditions of such delegation, including the authority to prescribe rules and regulations. Any interpretation, rule, regulation or determination made or other act of the Committee shall be final and binding on the Members and their beneficiaries and legal representatives, the Company and its shareholders.

10.2	Appointment of Plan Custodian

The Company shall appoint (and by their participation in the Plan, Members authorize the Company to appoint) one or more Plan Custodians to perform such functions as may be specified in the Custodian Agreement(s). Any reference in the Plan to the purchase or sale of Plan Shares by the Plan Custodian shall be read to include the purchase or sale of Plan Shares effected through such broker(s) or agent(s) as may be appointed by the Plan Custodian.
10.3	Rules and Procedures

The Company, and any Employer with the consent of the Company, may from time to time adopt rules and procedures in respect of the administration of the Plan, provided that all such rules and procedures shall be consistent with the provisions of the Plan. Such rules and procedures may vary for different Eligible Employees and Members. The rules and procedures shall be binding on all Eligible Employees and Members in respect of whom such rules and procedures are applicable. Any such rules and procedures shall be promulgated and administered consistent with the applicable rules and other requirements of the Stock Exchange on which the Plan Shares are purchased pursuant to the Plan.

10.4	Limitation of Liability

No member of the board of directors of Nortel or the Company or the Committee shall be liable for any action (or failure to act) or determination done (or not done) made in good faith in respect of or pursuant to the Plan. To the full extent permitted by law, the Company shall indemnify and save harmless each member of the board of directors of Nortel or the Company or the Committee (acting in that capacity) with respect to any actual or threatened action or proceeding arising with respect to the adoption or operation of the Plan.

10.5	Expenses

All costs directly related to the sale, transfer or delivery of Plan Shares shall be borne by the Members. All other administration costs related to the Plan, including the cost of acquiring Plan Shares under the Plan, compensation or fees of the Plan Custodian, consultants, actuaries, accountants, local counsel, and other service providers will be paid by the Employers, save to the extent such costs are met out of any interest income earned by the Plan as contemplated in Section 5.2.

10.6	Member Statements

Each Member will receive a statement (electronically or by mail as determined by the Company) as of the end of each calendar quarter (or such other times as may be determined by the Company), which statement shall contain such information in respect of Member’s Account as the Company may determine from time to time.

10.7	Shareholder Communications and Notices

The Plan Custodian shall furnish or cause to be furnished such information to each Member as may be directed by the Company for the purpose of providing reports and other documents to be sent by Nortel to shareholders.

Where a notice is to be given by the Company, Nortel or the Plan Custodian to Members or Eligible Employees, it shall be given in writing and delivered personally, electronically or by mail.

Notices or other instructions given by an Eligible Employee or a Member to an Employer or the Plan Custodian shall be in such form as is prescribed by the Company and the Plan Custodian from time to time.

10.8	Voting Rights

The Plan Custodian shall furnish or cause to be furnished to each Member who has Plan Shares allocated to such Member’s Account a copy of all notices sent to shareholders in respect of shareholder meetings at which the Plan Shares are entitled to be voted and shall request from each such Member instructions as to the voting at such meeting of the aggregate number of the Member’s whole Plan Shares on the record date of such meeting. If the Member furnishes such instructions to the Plan Custodian on a timely basis, the Plan Custodian shall vote such number of whole Plan Shares in accordance with the instructions of the Member. If the Member fails to furnish timely instructions to the Plan Custodian, the Plan Custodian shall not vote the Member’s Plan Shares. The Plan Custodian shall not vote any fractional Plan Shares allocated to Members’ Accounts.

10.9	Withholdings

The Company or a relevant Employer shall be permitted to withhold from any payment to or for the benefit of a Member, including withholding against the amount, if any, included in income of a Member, all amounts required to be withheld under applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or any other source deductions.

10.10	Transferability

Except as otherwise indicated herein, and except with respect to Plan Shares previously allocated to such Member’s Account, the rights or interests of a Member under the Plan shall not be assignable or transferable. Plan Shares may be purchased only on behalf of a Member and only during the Member’s lifetime.

10.11	Alteration or Substitution of Plan Shares

In the event that:
(a)	a dividend shall be declared upon the Plan Shares payable in Shares (other than a dividend that may be paid in cash or in Shares at the option of the shareholder);

(b)	the outstanding Plan Shares shall be changed into or exchanged for a different number or kind of shares or other securities of Nortel or of another corporation, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation;

(c)	there shall be any change, other than those specified in paragraphs (a) and (b) of this Section 10.11, in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged; or

(d)	there shall be a distribution of assets or shares to shareholders of Nortel out of the ordinary course of business;
then adjustments shall be made with respect to the Plan Shares credited to Members’ Accounts pursuant to the Plan to the extent of any adjustment that is otherwise applicable to shareholders of Nortel generally. If any event described under subsection (b) or (c) above occurs, the board of directors of the Company may substitute for each Plan Share credited to a Member’s Account pursuant to the Plan the number and kind of shares or other securities into which outstanding Plan Shares are so changed or for which outstanding Plan Shares are so exchanged. Following any adjustment under this Section 10.11, all references to “Shares” under the Plan will be deemed to refer to the Shares as so adjusted or such other securities into which the Shares have been changed or for which the Shares have been exchanged, as applicable.

10.12	Effect Of Change In Control or Alteration or Substitution of Shares On Purchase Rights

In the event of a Change in Control, the surviving continuing successor, purchasing corporation, or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Plan, then the board of directors of the Company may (i) accelerate the end of the then-current Offering Period to a date before the date of the Change in Control specified by the board of directors of the Company, or (ii) return all previously deducted Employee Contributions that have not been applied to the purchase of Shares, without interest.
SECTION 11
AMENDMENT AND TERMINATION OF THE PLAN
11.1	Amendment

The board of directors of the Company may, in its absolute discretion, at any time and from time to time, amend the Plan or any provision thereof without prior notice to or consent of Members or any other person. The Committee may also amend the Plan at any time or from time to time, provided that any such amendment will not materially increase the liability of the Company or any Employer under the Plan. Any amendment of the Plan made pursuant to this Section may be made for such reasons as the board of directors of the Company, or the Committee, deems appropriate.

11.2	Termination

The board of directors of the Company may, in its absolute discretion, terminate the Plan at any time. Upon termination of the Plan, all Plan Shares held by the Plan Custodian and any cash balances remaining in Members’ Accounts shall be distributed to the relevant Members. No further Employee Contributions or Employer Payments to the Plan shall thereafter be made.

11.3	Withdrawal of Employer

Any Employer may withdraw from the Plan at any time upon written notice to the Company. If an Employer withdraws from the Plan, all Plan Shares held by the Plan Custodian and any cash balances remaining in the Members’ Accounts held for the benefit of Members who are employees of the Employer shall be distributed in accordance with the terms of Section 9. Any Employee Contributions not yet used to purchase shares under the Plan shall be returned to such Employees, without interest.
SECTION 12
GENERAL PROVISIONS
12.1	No Additional Rights to Employment
(a)	The opportunity to participate in this Plan at any time does not form a part of any person’s contract of employment, nor does the existence of a contract of employment between any person and any Employer give such person any right or entitlement to participate in the Plan or any expectation that an opportunity to participate in the Plan will be offered to the Member subject to any conditions or at all.

(b)	The rights and obligations of a Member under the terms of his or her contract of employment with any Employer shall not be affected by participation in the Plan.

(c)	The opportunity to acquire Plan Shares pursuant to the Plan shall not afford a Member or any Eligible Employee any rights or additional rights to compensation or damages in consequence of the loss or termination of the Member’s office or employment with any Employer for any reason whatsoever.

(d)	A Member shall not be entitled to any compensation for damages for any loss or potential loss that he or she may suffer by reason of being or becoming unable to acquire Plan Shares under the Plan as a consequence of the loss or termination of his or her employment with any Employer for any reason (including, without limitation, any breach of contract by the Member’s Employer) or in any other circumstances whatsoever.

12.2	Liability

Neither Nortel nor any Employer shall be liable for:
(a)	the performance of Shares on the Stock Exchange at or during any period of time;

(b)	income taxes or social security contributions payable in respect of Employer Payments or Employee Contributions, except in the case of an Employer to the extent that (i) the Employer is required by law to withhold any such amounts either from a Member’s Eligible Earnings or from payments under the Plan, or (ii) the Employer (but not the Employee) is liable for such payment under applicable law;

(c)	the release of any information regarding any Member by Nortel, the Company, any other direct or indirect subsidiary or affiliate of Nortel, or the Plan Custodian, in the course of administering the Plan; or

(d)	any consequential or other similar damages arising out of or related to a purchase of Plan Shares under the terms of the Plan.
12.3	Member’s Agreement to be Bound by Plan Terms

Participation in the Plan by any Member shall be construed as acceptance by the Member of the terms and conditions of the Plan and all rules and procedures adopted hereunder, and as the Member’s agreement to be bound thereby.

12.4	Effect of Mistake

In the event of a mistake regarding eligibility or participation of an employee of any Employer in the Plan, errors in payroll deductions, or the amount of Plan Shares allocated to a Member, to the extent possible, an appropriate adjustment shall be made to rectify the mistake.

12.5	Indemnification

By electing to participate in the Plan, a Member agrees to indemnify:
(a)	the Member’s Employer; and

(b)	the Plan Custodian and any other person who is or becomes liable to account for tax, social security contributions, or any other regulatory or statutory contributions on behalf of that Member;
against any amount of, or representing, tax, social security contributions or any other regulatory or statutory contributions for which the Employer (or such other person) is liable to account in respect or in consequence of the payment of Employer Payments, or the purchase or sale of any Plan Shares, for the benefit of such Member and which (as between the Member and the Employer or such other person) is the liability of the Member but which the Employer or such other person cannot otherwise lawfully recover from the Member (whether by way of deduction from payroll or otherwise).

The Plan Custodian shall have the right to withhold Plan Shares held in a Member’s Account until the Member has agreed to such arrangements for giving effect to such indemnity (which, if appropriate may include an authority by the Member to his or her Employer to deduct and withhold such amount from any future wages, salary or other payment to the Member).

12.6	Assignment, Exemption from Seizure and Bankruptcy

Except as may otherwise be specifically provided by any applicable law, no right of a Member under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and any Plan Shares or money to which any person is entitled under the Plan are exempt from execution, seizure and attachment.

If, notwithstanding the foregoing, a Member is deprived by applicable law of interests in Plan Shares or ceases to retain beneficial interest in the Plan Shares, then all rights under the Plan will cease forthwith, no further Plan Shares will be allocated under the Plan to that Member, and any Employee Contributions which have not been used to purchase Plan Shares under the Plan shall be returned to such Member, without interest.

12.7	Physical, Mental or Legal Incapacity of the Member

If any payment is to be made under the Plan to a minor or other person who is physically, mentally or legally incompetent, the Plan Custodian shall pay the same to the parent or guardian or such other person having legal custody of, or being the legally appointed representative of, such person, to be applied by such parent, guardian, person having legal custody or legally appointed representative for the benefit of such person, without the Plan Custodian being further liable to see to the application thereof and so that any such payment shall be a complete discharge of any liability under the Plan and of any Employer therefor.

12.8	Governing Law and Captions

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Captions or titles set forth in this Plan are for convenience only and shall not serve as the basis for interpretation or construction of the Plan.

12.9	Stock Exchange Rules

Notwithstanding any terms of the Plan to the contrary, the Plan shall be subject to and limited by the rules, policies and other requirements of the Stock Exchange, in addition to the limitations referenced in Section 9.6 hereof.

SECTION 13
EFFECTIVE DATE AND TERM
13.1	Effective Date

The Plan shall become effective on the first day of the next calendar quarter following both (i) approval by the shareholders of Nortel at a meeting of shareholders of Nortel or any adjournment thereof, which meeting or any adjournment thereof shall occur within 12 months before or after the date the Plan is adopted by the board of directors of the Company; and (ii) approval by the board of directors of the Company at board meetings or by written consents (in accordance with applicable provisions of the corporate articles, by-laws, and applicable laws prescribing the method and degree of director approval). Any amendments to the Plan shall become effective upon their adoption by the board of directors of the Company, subject to approval by the shareholders of Nortel at the next meeting of shareholders of Nortel or any adjournment thereof, if required, in accordance with applicable provisions of the corporate articles, bylaws, applicable laws or the rules of the Stock Exchange and otherwise. If the shareholders of Nortel do not approve the Plan, or any amendments to the Plan requiring shareholder approval, the Plan or such amendments, as the case may be, shall not be effective.

The Plan was originally adopted by the board of directors on April 27, 2005 and approved by the shareholders on June 25, 2005. The Plan was amended by the board of directors of Nortel on July 29, 2005. The Plan was amended by the independent members of the board of directors of Nortel on February 22, 2008, subject to shareholder approval.

13.2	Term

The Plan shall terminate on the date determined by the board of directors of the Company pursuant to Section 11.2 hereof and no purchase of Plan Shares pursuant to Section 5 hereof may be made under the Plan after the date of termination, but such termination shall not affect any purchases pursuant to the Plan prior to such termination. In no event may Plan Shares be purchased under the Plan after September 30, 2015.

SCHEDULE A
CHANGE IN CONTROL
1. Events Constituting Change in Control — For the purposes of this Plan, the term “Change in Control” means the occurrence of any of the following:
(a)	any Person or group acquires beneficial ownership of securities of Nortel representing more than 20% of the outstanding securities entitled to vote in the election of directors of Nortel (collectively, the “Voting Shares”) other than in connection with a Permitted Business Combination;

(b)	the consummation of a merger, amalgamation, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of Nortel or any liquidation or dissolution of Nortel, including by way of plan of arrangement (a “Business Combination”) unless, in any such case:
(i)	such Business Combination involves solely Nortel, and one and more affiliated entities; or

(ii)	following completion of all steps involved in the transaction or transactions pursuant to which the Business Combination is effected:
(A)	Persons who were the beneficial owners, respectively, of the outstanding common shares of Nortel immediately prior to such Business Combination beneficially own, directly or indirectly, by reason of such prior ownership of common shares, more than 50% of the then-outstanding voting shares of (x) the entity resulting from such Business Combination (the “Resulting Entity”) or (y) the Person that ultimately controls the Resulting Entity, whether directly or indirectly (the “Ultimate Parent”); and

(B)	at least a majority of the members of the board of directors of the Person resulting from such Business Combination (or the Ultimate Parent) were members of the board of directors of Nortel (the “Nortel Board”) at the earlier of the time of the execution of the initial agreement providing for, or the action of the Nortel Board approving, such Business Combination;
(c)	the persons who were directors of Nortel on the date hereof (the “Incumbent Directors”) cease (for any reason other than death or disability) to constitute at least a majority of the Nortel Board; provided, that, any person who was not a director on the date hereof shall be deemed to be an Incumbent Director if such person was elected or appointed to the Nortel Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualify as Incumbent Directors either actually or by operation of this proviso, unless such election, appointment, recommendation or approval was the result of any actual or publicly threatened proxy contest for the election of directors; or
(d)	any other event which the Nortel Board determines in good faith could reasonably be expected to give rise to a Change in Control resulting from situations such as:
(i)	any Person acquiring a significant interest in Nortel; or

(ii)	the election of any Person to the Nortel Board in circumstances in which management has not solicited proxies in respect of such election.
2. Definitions — In addition to the definitions set out in Section 1 of the Plan, for the purposes of this Schedule A:
(a)	“beneficial ownership” means ownership at law or in equity and, for the purposes of this Plan, includes “beneficial ownership” as interpreted in accordance with Subsections 1(5) and (6) and Section 90 of the Securities Act (Ontario) as in force as of July 26, 2001 (the “OSA”);

(b)	“control” or “controls” means, with respect to any Person, the direct or indirect ownership of voting securities of such Person that carry with them in the aggregate more than 50% of the votes for the election of directors of such Person;

(c)	“group” means a Person and one or more other Persons who are acting jointly or in concert with such Person and, for the purposes of this Plan, “acting jointly or in concert” shall be interpreted in accordance with Subsection 91(1) of the OSA;

(d)	“Permitted Business Combination” means a Business Combination described in Paragraph 1(b)(i) or 1(b)(ii) above; and

(e)	“Person” includes any individual, legal or personal representative, corporation, company, partnership, syndicate, unincorporated association, trust, trustee, government body, regulatory authority or other entity, howsoever designated or constituted.